As filed with the Securities and Exchange
Commission on February 16, 1999
Reg. No. 333-
                  SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549
                        ----------------------
                               FORM
                               S-8
                        REGISTRATION STATEMENT
                             UNDER
                    THE SECURITIES ACT OF 1933
                     -----------------------
                           PCC GROUP,INC.
          (Exact name of issuer as specified in its charter)
California                                                  95-3815164
(State or other jurisdiction of                           (I.R.S. Employer
incorporation or organization)                             Identification No.)
                        163 University Parkway
                        Pomona, California 91768
                (Address of principal executive offices)
                      -------------------------
                   CERTAIN COMPENSATORY STOCK GRANT
                   (Full title of the plans)
                      ---------------------

                             Jack Wen
                        Chief Executive Officer
                            PCC Group, Inc.
                        163 University Parkway
                       Pomona, California 91768
                (Name and address of agent for service)
                           (909) 869-6133
     (Telephone number, including area code, of agent for service)

                               Copy to:
                          Istvan Benko, Esq.
                           Stuart Teng,
Esq.
                 Troy & Gould Professional Corporation
                   1801 Century Park East, Suite 1600
                    Los Angeles, California 90067
                           (310) 553-4441

                   CALCULATION Of REGISTRATION FEE

                                    Proposed    Proposed Maximum
                      Amount To Be  Maximum     Aggregate Offering  Amount of
Title of Securities   Registered    Offering    Price              Registration
To Be Registered                     Price                             Fee
                                    Per Share

Common Stock, $.01     20,000     6.34375(1)      $126,250              $36
par value


(1) Estimated solely for the purpose of calculating the fee, and based, pursuant to Rule 457(c), on the average of the high and low sale prices of the Registrant's common stock as reported on the Nasdaq SmallCap Market on February
10, 1999.

________________________________________________________
                          PART I

 INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


Item 1.   Plan Information.*
Item 2.   Registrant Information and Employee Plan Annual Information.*


* Information required by Items 1 and 2 of Part Ito be contained in the Section 10(a) Prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.


                        PART II

  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.   Incorporation of Documents by Reference

  The following documents which have heretofore been filed by PCC Group, Inc. (the "Registrant") with the
Securities and Exchange Commission (the "Commission"), are incorporated by reference herein:

     (i) the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1998, as amended by Amendment No. 1 to the Registrant's Annual
Report on Form 10-K/A, filed
pursuant to Section 13(a) of the Securities Exchange
Act of 1934, as amended (the "Exchange Act").

     (ii) the Registrant's Quarterly Report on Form
10-Q for the fiscal year ended December 31, 1998, filed pursuant to Section 13(a) of the Securities
Exchange Act of 1934, as amended (the "Exchange
Act").

     (iii)     the description of the Registrant's
Common Stock contained in the Registrant's
Registration Statement on Form 8-A dated March 12,
1985, filed pursuant to Section 12(g) of the Exchange
Act, including any amendment or report subsequently filed by the Registrant for the purpose of updating that description.

     In addition, any document filed by the
Registrant with the Commission pursuant to Sections
13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all shares of the Registrant's Common Stock registered hereunder have been sold or that deregisters all such shares of Common Stock then remaining unsold, will be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.          Description of Securities

     Not applicable.

Item 5.   Interests of Named Experts and Counsel

     Not applicable

Item 6.   Indemnification of Directors and Officers

     Section 317 of fthe California Corporations Code (section 317) provides that a California Corporation may indemnify any person who was or is a part or is threatened to be made a party to any threatened, pending or completed action or preceeding, whether civil, criminal, adminstrative or investigative (other than action by or in the right of the corporation) by reason of the vact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or enterprise, against expense, judgements, fines and amounts paid in settlement actually reasonably incurred by him in connection with such action of proceeding if acted in goode faith and in a manner he reasonable believed to be in or not opposed to the best interest of the corporation, and with respect to any criminal action of proceeding had no cause to believe his conduct was unlawful.

     Section 317 also provides that a California Corporation may indemify any person who was or is a party or is threatened to be made a party to any threatened pending or ompleted action or suit by or in the right of the corporation to procure a jedgement in its favor by rreason of the fact that such person acted in any of the capcities set forth above, against expenses actually and reasonable incurred by him in connectio with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect to any claim, issue or matter as to which such persons shall have been adjudged to be liable to the corporation unless and only to the extent that hte court in which such action suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 317 proides further that to the extent a director or officer of California Corporation has been successful in the defense of any action, suit or proceeding referred to in the previous paragraphs or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification autorized by sectio 317 shall not be deemed exclusive of any othr rights to which the indemnified party may be entitled ; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capcity or arising out of his staus as such whether or not the corporation would have the power to indemnify him against such liabilities under section 317.
Item 7.   Exemption from Registration Claimed

     Not applicable.

Item 8.   Exhibits

     The following exhibits are filed herewith or incorporated by reference as a part of this Registration Statement:


     4    Internet Web Site Development Agreementbetween PCC
Group, Inc. and 1st Net Technologies, Inc. dated February 11, 1999.

     5    Opinion of Counsel as to the legality of
securities being registered.

     23.1 Consent of Independent Auditors.

     23.2 Consent of Counsel (included in Exhibit 5).

     24   Power of Attorney (see page II - 4).

Item 9.   Undertakings

(a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:


     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
           (ii)     To reflect in the prospectus any
facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration
Statement; and
          (iii)     To include any material
information with respect to the plan of distribution not previously disclosed in this Registration
Statement or any material change to such information in this Registration Statement.
Provided, however, that paragraphs (a)(1)(i) and
(a)(1)(ii) do not apply if the information required to be included in a posteffective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section
15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a posteffective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
                     SIGNATURES

          Pursuant to the requirements of the
Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pomona, State of California, on the 16th day of February 1999.

                                    PCC GROUP, INC.
                                    BY

                                    Jack Wen, Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each
person whose signature appears below constitutes and
appoints each of Jack Wen and Gary L. Blum, his true
and lawful attorney-in-fact and agent, with full
power of each to act alone, with full powers of
substitution, for him in any and all capacities, to
sign this Registration Statement and any and all
amendments hereto, and to file the same, with all
exhibits thereto, and other documents in connection
therewith, with the Securities and Exchange
Commission, granting unto said attorneys-in-fact and
agents, with full power of each to act alone, full
power and authority to do and perform each and every
act and thing requisite and necessary to be done in
connection therewith, as he might do or could do in
person, hereby ratifying and confirming all that said
attorneysin-fact and agents, or his substitute or
substitutes, may lawfully do or cause to be done by
virtue hereof.
     Pursuant to the requirements of the Securities
Act of 1933, this Registration Statement has been
signed by the following persons in the capacities and
on the dates indicated.
Signature                     Title                         Date
                        Chairman of the Board and Chief     February 12, 1999
Jack Wen                Executive Officer(Principal
                        Executive Officer)


                        Vice President and                  February 12, 1999
Donald Johnson          Chief Financial Officer
                        (Principal Financial and
                        Principal Accounting Officer)



Gary L. Blum            Director                           February 12, 1999



                        Director                           February 12, 1999
George Rodda, Jr.
                    EXHIBIT INDEX


     4    Internet Web Site Development Agreement between PCC
Group, Inc. and 1st Net Technologies, Inc. dated February 11, 1999.

     5 Opinion of Counsel as to the legality of securities being registered.

     23.1 Consent of Independent Auditors.

     23.2 Consent of Counsel (included in Exhibit 5).

     24   Power of Attorney (see page II - 4).

                                                       EXHIBIT 4 INTERNET
                       WEB SITE
                DEVELOPMENT AGREEMENT

THIS AGREEMENT made and entered into on this 11th day of February, 1999, by and between 1st
Net Technologies, Inc., a Colorado Corporation, having offices at 11423 West Bernardo Court, San
Diego, California 92127 (hereafter referred to as
1st NET)  and  PCC  Group,  Inc.  having offices  at
163 University Parkway, Pomona, CA 91768 (hereafter referred to as PCCG).

WITNESSETH:

     WHEREAS,  1st NET desires to enter into an
     agreement  as  an independent   contractor
     whereby  1st  NET   will   provide marketing and
     database services for PCCG in connection with its Computer Discount Center web site
     <www.123cdc.com>; and

     WHEREAS, PCCG is a public company that is, at this time, trading its common stock on the NASDAQ SmallCap Market; and

     WHEREAS,  the  parties  hereto  desire  to
     enter  into   an agreement    which    will
     define   their    rights and
     responsibilities toward each other.
NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, the parties hereto agree as follows:
1. 1st NET shall at all times act as an independent contractor in the transaction of its business and shall conduct its activities in accordance with the rules and regulations and the long standing recognized practices of the industry. Nothing contained in this Agreement shall be construed to create the relationship of employer and employee between PCCG and 1st NET.

2. This Agreement shall commence on the date hereof and will terminate on the earliest of the following:

     (a) Eight (8) months from the date of this Agreement, unless terminated by either party upon 30 days written notice to the other party.

     (b)  For  cause,  which shall be determined
          solely  by  the following:

          i.   Upon  termination for cause by PCCG upon  30  days
               written notice thereof;
          ii.  Material  breach  of duties by  1st
               Net  of  this agreement;
          iii. Dishonesty   related  to  independent
               contractor status with PCCG;
          iv. Violation of any rule or regulation of any regulatory agency;
          v. Any other neglect, act or omission detrimental to the conduct of PCCG;
   vi.  Failure to pay as described in section 8.

     (c)  Upon  termination for cause by 1st NET
          upon  ten  (10) days  written notice.
          Cause shall be determined solely by the
          following:

          i.   Dishonesty related to material facts regarding the
               development of the company's projects;
          ii.  Violation  of  any  rule  or regulation  of any
               regulatory agency that affects 1st Net; or
          iii. Any other neglect, act or omission
               detrimental  to the conduct of 1st
               NET.
3.   1st  NET will engage in the marketing and promotion  of  PCC
     Group's   internet  web  site,  Computer Discount   Center
     <www.123cdc.com>.

     Phase ONE:  Initial Site Launch Marketing
           A)   Announcing  web site with Internet search  engines
               and directories
          B)   Target E-Mail extraction and dissemination.
          C)   Newsgroup awareness program.
          D)   Research   and  purchase  of  keyword banner   ad
               placements in both US and Asian markets.
          E)   Onsite events (i.e. Grand Opening/sale/contest).
          F)   Integrating  your traditional sales and  marketing
               programs.
          G) Ongoing traffic analysis and optimization. **Keyword banner ad purchases will vary notably in price and availability.  For this reason cost
     for these services  will be  reviewed  and
     approved on a case by case basis  and  are over
     and above price quotes contained in this
     contract.
          Phase TWO:  Strategic Marketing
          A)   Research   and  development  of online  strategic
               alliances worldwide.
          B)   Optimization and continuation of Phase One.

          Phase THREE:  Measuring the Results

          A)   Detailed analysis report of both Phase One & Two.
          B) Re-implementation of Phase One utilizing analysis report.

          (See  sections  7  & 8 for payment, fee
          schedules  and contract end date).

4. 1st NET shall be responsible for the payment ofall expenses and taxes or other liabilities, which 1st NET incurs due to the receipt of any compensation as a result of this Agreement.

5. 1st NET shall be free to exercise its own judgment as to the time, place and manner of its actual marketing activities related to this Agreement. PCCG acknowledges that 1st NET is engaged in other business activities and that it will continue such activities during the term of this Agreement. 1st NET shall not be restricted from engaging in other business activities during the term of this Agreement.

6. Neither during the term of this Agreement nor thereafter shall 1st NET use any information acquired by them in a manner adverse to the interests of PCCG or do any act to damage the goodwill of PCCG. 1st NET shall supply to PCCG upon request all sources of information and shall not make an untrue statements or representations, nor fail to state any material fact to PCCG.
     1st NET shall indemnify and hold PCCG harmless from the claim of any client or company due to any allegation of fraud or misrepresentation from any and all damages related thereto.
     This provision shall survive the termination of this Agreement.

7.   1st  NET understands and agrees that in performance  of  its duties  hereunder  they will have certain
     confidential  and proprietary  information
     ("information")  concerning  PCCG, some of which
     are confidential, proprietary and may be trade
     secrets  of  PCCG.   1st NET agrees  to  hold
     all of such information within its own organization and shall not, without the prior written consent of an authorized officer of PCCG utilize, communicate, or otherwise disclose said information or any part thereof, to any third party in any manner.

     (a)  PCCG  will  pay a fee of 20,000 shares of
          PCCG  common stock,  for  the  services
          described  in  Section   3. Payment
          arrangements as follows:  Eight equal
          payments of  2,500  shares of PCCG common
          stock will be  due  no later  than the 1st
          of each month until the termination date
          of  this contract with the final payment
          due  on August  1,  1999;  provided that
          the first  and  second payment of shares
          are not due until February 20,  1999.
          The  payment  of  2500 shares is earned  on
          a  monthly basis, and upon 30 days written
          notice by either party, the  arrangement is
          terminated and the balance  of  the shares
          will be canceled.
     (b)   PCCG  agrees  to register the shares of common  stock
granted  to  1st  NET  by filing a   Form  S-8  with  the
Securities and Exchange Commission.

8.   Monthly maintenance fees can be increased at anytime  during
     the   term  of  this  contract  to  fulfill  any additional
     requirements of PCCG as mutually agreed by both parties. This contract terminates on August 27th, 1999 or eight (8) months from the date of this agreement. Late payments will suspend any and all performance by 1st NET and all payments are non-refundable.

9. In the event that any claim, lawsuit or controversy arises or is brought against PCCG or 1st NET as a result of any action or inaction of 1st
     NET  or  PCCG,  the  expenses incurred,
     including reasonable attorneys' fees shall be borne by the losing party.

10.  This  agreement shall supersede all former
     agreements, which may have existed between the
     parties hereto, whether oral or written.   In
     particular, this agreement supersedes and replaces the earlier signed version of this contract which was dated December 29, 1998.
     Neither party may assign this contract nor any payment nor benefits to which the parties may become entitled, without prior written consent.

11.  This  Agreement  shall be deemed a California
     contract  and governed  by  the  laws  thereof.
     Any  provision  of  this Agreement prohibited by
     the laws of any state shall,  as  to such
     state,  be  ineffectual only to  the  extent  of
     such prohibition   and   shall  not  invalidate
     the   remaining provisions of this Agreement.

12. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration
     Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

IN WITNESS HEREOF, the parties hereto have executed this document as of the date and year written below: